     As filed with the Securities and Exchange Commission on July 24, 2000
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             INFORMATICA CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                           77-0333710
 (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                        Identification Number)

                              3350 W. BAYSHORE ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 687-6200
               (Address, including zip code, and telephone number,
        including area code, of registrar's principal executive offices)

                                 Gaurav Dhillon
                             Chief Executive Officer
                              3350 W. Bayshore Rd.
                           Palo Alto, California 94303
                                 (650) 687-6200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                               Cori M. Allen, Esq.
                             Morrison & Foerster LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                  From time to time after the effective date of
                          this Registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   ===========================================================================================================
                                        CALCULATION OF REGISTRATION FEE
   ===========================================================================================================
                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF SHARES TO      AMOUNT TO BE      AGGREGATE PRICE PER    AGGREGATE OFFERING        AMOUNT OF
       BE REGISTERED         REGISTERED              SHARE                  PRICE           REGISTRATION FEE
   -----------------------------------------------------------------------------------------------------------
   Common Stock, $.001
     par value .........  1,299,084 shares        $84.03125(1)        $109,163,652.38(1)      $28,819.20
   -----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market on July 18, 2000.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.


                   Subject to Completion, dated July 24, 2000

                                                                      PROSPECTUS


                             INFORMATICA CORPORATION


                        1,299,084 SHARES OF COMMON STOCK


        1,299,084 shares of our common stock were issued to former shareholders of Influence Software, Inc. as payment for the acquisition of Influence Software, Inc. Some of these stockholders may wish to sell these shares in the future, and this prospectus allows them to do so. We will not receive any of the proceeds from any sale of shares by these stockholders, but we have agreed to bear the expenses of registration of the shares by this prospectus.

      Our stock is listed on the Nasdaq National Market under the symbol:
                                      INFA

        The last sale price of the common stock on the Nasdaq National Market on July 21, 2000 was $86.8125 per share.

                         -------------------------------

        INVESTING IN THE COMMON STOCK INVOLVES A HIGH LEVEL OF INVESTMENT RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                         -------------------------------

                                _________, 2000




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

                                TABLE OF CONTENTS


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                                                                                         PAGE
                                                                                         ----
Available Information................................................................       4

Incorporation of Certain Documents by Reference......................................       4

The Company..........................................................................       6

Use of Proceeds......................................................................       6

Risk Factors.........................................................................       7

Special Note Regarding Forward-Looking Statements....................................      15

Selling Stockholders.................................................................      16

Plan of Distribution.................................................................      17

Experts..............................................................................      17

Legal Matters........................................................................      17
















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

        No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the selling stockholders. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in the affairs of Informatica Corporation since the date hereof or since the date of any documents incorporated herein by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                              AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including ours, that file electronically with the Commission. In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

        We have filed with the Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares being offered by this prospectus. This prospectus does not contain all of the information set forth in this registration statement, some portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each of these statements are qualified in all respects by this reference and the exhibits and schedules thereto. For further information regarding us and the shares being offered by this prospectus, reference is hereby made to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by Informatica Corporation under the Exchange Act with the Commission and are incorporated herein by reference:

        a. Our Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999;

        b. Our Quarterly Report on Form 10-Q filed on May 15, 2000 for the quarter ended March 31, 2000;

        c.   Our Definitive Proxy on Form 14A filed on April 20, 2000; and

        d. The description of our Common Stock contained in our registration statement on Form 8-A (File No. 000-25871).

        Each document we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be



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

directed to Earl E. Fry, Chief Financial Officer, 3350 W. Bayshore Road, Palo Alto, California 94303, telephone number: (650) 687-6200.


















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

                                   THE COMPANY


        We are a leading provider of analytic applications, infrastructure software and related services that help give eBusinesses the ability to evaluate and fine-tune the performance of their key operational areas for more effective decision making. While eBusiness has emerged as the new context for global commerce, one of the most vexing problems facing organizations building their eBusinesses is how to integrate and analyze the wealth of customer, partner and supplier information across both online and offline sales channel. Compounding this problem, businesses have historically suffered from technical complexity and system incompatibility. Our products help streamline and simplify the integration and analysis of information by providing a packaged, integrated solution.

        We provide a highly adaptable, functionally rich software solution for deploying, managing and maintaining products that enable more effective business decision making. Our solution consists of an enterprise data integration platform which automates the process of retrieving, organizing and consolidating data from multiple systems, and a suite of analytic applications to evaluate the performance of a corporation's entire value-chain of customer, partner and supplier relationships.

        Our products enable large, global organizations to build the necessary infrastructure for deploying and managing business intelligence and analytic applications across the enterprise. Since the acquisition of Influence Software, Inc. ("Influence") in December 1999, our complete analytic solution enables companies to deploy integration analytic applications that leverage our data integration infrastructure. These products are designed to reduce the complexities of deploying, maintaining, and designing the required analytic solutions and to enhance the quality and performance of information analysis. We are providing a complete solution for our customers to deploy a total solution for business analysis.

        Our solution enables enterprises to implement multi-tier decision support architecture that can be as sophisticated -- or as simple -- as necessary. We provide our customers with the capabilities to deploy a complete analytic solution encompassing a proven data integration platform along with integrated analytic applications that span CRM, Business Operations, and Procurement. Our customers can deploy our complete suite of analytic applications to examine the impact of suppliers' on time delivery, in the eProcurement suite, on corporate profitability, in the eBusiness Operations, and the correlation to customer satisfaction, within the eCRM solution. Large enterprises can use PowerCenter(TM), for instance, to create a data integration hub that will synchronize and manage wide-ranging decision support resources. Other organizations can start small, through PowerMart (R), by creating independent line-of-business data warehouses and analytic systems. Then, as business needs grow and change, they can add the synchronization and sophisticated management capabilities of PowerCenter.

        Our principal executive offices are located at 3350 W. Bayshore Road, Palo Alto, California 94303, and our telephone number is (650) 687-6200. We were incorporated in California in February 1993 and reincorporated in Delaware in April 1999.

                                 USE OF PROCEEDS

        All of the shares being offered under this prospectus are offered by the selling stockholders, and we will not receive any of the proceeds from the sale of the shares. This registration statement is intended to satisfy certain of our obligations under our agreement and plan of merger with Influence. Under that agreement, we have agreed to pay expenses of registration of these shares under federal and state securities laws.



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

                                  RISK FACTORS


        Investors should carefully consider the following risk factors in evaluating an investment in the common stock.

THE EXPECTED FLUCTUATION OF OUR QUARTERLY RESULTS COULD CAUSE OUR STOCK PRICE TO EXPERIENCE SIGNIFICANT FLUCTUATIONS OR DECLINES

        Our quarterly operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to also significantly fluctuate or experience declines. Some of the factors which could cause our operating results to fluctuate include:

        - the size and timing of customer orders, which can be affected by customer order deferrals in anticipation of future new product introductions or product enhancements and customer budgeting and purchasing cycles;

        -    market acceptance of our products;

        -    the length and variability of our sales cycle for our products;

        - introduction or enhancement of our products or our competitors' products and changes in our or our competitors' pricing policies;

        - our ability to develop, introduce and market new products on a timely basis;

        - the mix of our products and services sold and the mix of distribution channels utilized;

        -    our success in expanding our sales and marketing programs;

        -    technological changes in computer systems and environments and

        - general economic conditions, which may affect our customers' capital investment levels.

        Our product revenues are not predictable with any significant degree of certainty. Historically, we have recognized a substantial portion of our revenues in the last month of the quarter. If customers cancel or delay orders, it can have a material adverse impact on our revenues and results of operations for the quarter. To the extent any such cancellations or delays are for large orders, this impact will be greater. To the extent that the average size of our orders increases, customers' cancellations or delays of orders will more likely have a material adverse impact on our revenues and results of operations. Our quarterly product license revenues are difficult to forecast because we historically have not had a substantial backlog of orders, and therefore revenues in each quarter are substantially dependent on orders booked and shipped in that quarter. Our product license revenues are also difficult to forecast because the market for our products is rapidly evolving, and our sales cycles, which may last many months, vary substantially from customer to customer and vary in general due to a number of factors over which we have little or no control. Nonetheless, our short-term expense levels are relatively fixed and based, in part, on our expectations of future revenues. The difficulty we have in predicting our quarterly revenue means revenue shortfalls are likely to occur at some time, and our inability to adequately reduce short-term expenses means such shortfalls will affect not only our revenue, but also our overall business, results of operations and financial condition. Due to the uncertainty surrounding our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. While we achieved significant quarter-to-quarter revenue growth in the past, you should not take these recent quarterly results to be indicative of our future performance. We do not expect to sustain this same rate of sequential quarterly revenue growth in future periods. Moreover, it is likely that in some future quarter, our operating results will fall below the expectations of stock analysts and investors. If this happens, the price of our common stock may fall.

IF THE MARKET IN WHICH WE SELL OUR PRODUCTS AND SERVICES DOES NOT GROW AS WE ANTICIPATE, IT WILL ADVERSELY AFFECT OUR REVENUES

        The market for software solutions that enable more effective business decision making by helping companies aggregate and utilize data stored throughout an organization is relatively new and still emerging. Substantially all of our revenues are attributable to the sale of products and services in this market. If this market does not grow at the rate we



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

anticipate, our business, results of operations and financial condition will be adversely affected. One of the reasons this market might not grow as we anticipate is that many companies are not yet fully aware of the benefits of using these software solutions to help make business decisions or the benefits of our specific product solutions. As a result, we believe large companies to date have deployed these software solutions to make business decisions on a relatively limited basis. Although we have devoted and intend to continue to devote significant resources promoting market awareness of the benefits of these solutions, our efforts may be unsuccessful or insufficient.

WE EXPECT SEASONAL TRENDS TO CAUSE OUR QUARTERLY REVENUES TO FLUCTUATE

        We have experienced, and expect to continue to experience, seasonality with respect to product license revenues. In recent years, there has been a relatively greater demand for our products in the fourth quarter than in each of the first three quarters of the year, particularly the first quarter. As a result, we have historically experienced relatively higher bookings in the fourth quarter and relatively lighter bookings in the first quarter. While some of this effect can be attributed to the rapid growth of revenues in recent years, we believe that these fluctuations are caused by customer buying patterns (often influenced by year-end budgetary pressures) and the efforts of our direct sales force to meet or exceed year-end sales quotas. In addition, European sales may tend to be relatively lower during the summer months than during other periods. We expect that seasonal trends will continue for the foreseeable future. This seasonal impact may increase as we continue to focus our sales efforts on large corporations. We were incorporated in 1993 and therefore have a limited operating history upon which investors can evaluate our operations, products and prospects. We have incurred significant net losses since our inception, and it is possible we may not achieve profitability. We incurred net losses of $1.5 million, $9.3 million and $8.0 million in 1999, 1998 and 1997, respectively. As of December 31, 1999, we had an accumulated deficit of $23.9 million. In addition, we intend to increase our operating expenses significantly in 2000; therefore, our operating results will be adversely affected if revenues do not increase significantly.

BECAUSE WE SELL A FEW MAIN PRODUCTS, IF THEY DO NOT ACHIEVE BROAD MARKET ACCEPTANCE, OUR REVENUES WILL BE ADVERSELY AFFECTED

        To date, substantially all of our revenues were derived from our PowerCenter, PowerMart, PowerConnect, Analytic Business Components for SAP R/3, and Informatica Application Products and related services. We expect revenues derived from these products and related services to comprise substantially all of our revenues for the foreseeable future. Even if the emerging software market in which these products are sold grows substantially, if either of these products does not achieve market acceptance, our revenues will be adversely affected. Market acceptance of our products could be materially adversely affected if, among other things, applications suppliers integrate their products to such a degree that the utility of the data integration functionality that our products provide is minimized or rendered unnecessary.

RISKS ASSOCIATED WITH STRATEGIC ACQUISITIONS AND INVESTMENTS

        In December 1999, we acquired Influence, a developer of analytic applications for e-business, in a transaction accounted for as a pooling-of-interests. There can be no assurance that this acquisition will be effectively assimilated into our business. The integration of Influence will place a burden on our management and infrastructure. Such integrations are subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of the acquired company, loss of key customers and business relationships of the acquired company, the difficulty associated with assimilating and integrating the personnel, operations and technologies of the acquired company, the potential disruption of our ongoing business, the maintenance of uniform standards, controls, procedures, employees and clients. There can be no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with our acquisition of Influence. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of such businesses, products or technologies. In addition, future acquisitions could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities. Furthermore, there can be no assurance that any strategic acquisition of investment will succeed. Any future acquisition or investment could have a material adverse effect on our business, financial condition and results of operation. Recently, the Financial Accounting Standards Board ("FASB") voted to eliminate pooling of interests accounting for acquisitions and the ability to write-off in-process research and development has been limited by recent pronouncements. The effect of these changes would be to increase the portion of the purchase price for any future acquisitions that must be charged to our cost of revenues and operating expenses in the periods following any such acquisitions. As a consequence, our results of operations in periods following any such acquisitions could be materially adversely affected. Although these changes would not directly affect the purchase price for any of these acquisitions, they would have the effect of increasing the reported expenses associated with any of these acquisitions. To that extent, these changes may make it more difficult for us to acquire other companies, product lines or technologies.



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

THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS

        We believe our future success will depend upon our ability to attract and retain highly skilled personnel, including Gaurav S. Dhillon, our Chief Executive Officer, and Diaz H. Nesamoney, our President and Chief Operating Officer, and other key members of management. We currently do not have any key-man life insurance relating to our key personnel, and these employees are at-will and not subject to employment contracts. We may not be successful in attracting, assimilating and retaining key personnel in the future. As we seek to expand our operations, the hiring of qualified sales and technical personnel will be difficult due to the limited number of qualified professionals. Competition for these types of employees is intense. We have in the past experienced difficulty in recruiting qualified sales and technical personnel. Failure to attract, assimilate and retain personnel, particularly sales and technical personnel, would have a material adverse effect on our business, results of operations and financial condition.

OUR MARKET IS HIGHLY COMPETITIVE

        The market for our products is highly competitive, rapidly evolving and subject to rapidly changing technology. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell additional products and services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. We believe we currently compete more on the basis of our products' functionality than on the basis of price. If our competitors develop products with similar or superior functionality, we may have difficulty competing on the basis of price. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, thereby increasing the ability of their products to address the needs of our prospective customers. Our current and potential competitors may establish or strengthen cooperative relationships with our current or future channel or strategic partners, thereby limiting our ability to sell products through these channels. Competitive pressures could reduce our market share or require us to reduce our prices, either of which could materially and adversely affect our business, results of operations or financial condition. We compete principally against providers of decision support, data warehousing and enterprise application software. Such competitors include ActaTechnology, Inc., Informix Corporation, Broadbase Information Systems, Inc., E.piphany, Inc., Information Builders, Inc., and Sagent Technology, Inc. In addition, we compete or may compete against database vendors that currently offer, or may develop, products with functionalities that compete with our solutions. These products typically operate specifically with these competitors' proprietary databases. Such competitors include IBM Corporation, Microsoft Corporation and Oracle Corporation.

IF WE DO NOT MAINTAIN AND STRENGTHEN OUR RELATIONSHIPS WITH OUR CHANNEL AND STRATEGIC PARTNERS, OUR ABILITY TO GENERATE REVENUE WILL BE ADVERSELY AFFECTED

        We believe that our ability to increase the sales of our products and our future success will depend in part upon maintaining and strengthening successful relationships with our current or future partners. In addition to our direct sales force, we rely on established relationships with a variety of channel partners, such as systems integrators, resellers and distributors, for marketing, licensing and support of our products in the United States and internationally. We also rely on relationships with strategic technology partners, such as enterprise resource planning providers, for the promotion of our solutions. In particular, our ability to market our products depends substantially on our relationships with such significant partners as Cambridge Technology Partners, KPMG, PeopleSoft, PricewaterhouseCoopers and SAP. In addition, our channel partners may offer products of several different companies, including, in some cases, products that compete with our products. We have limited control, if any, as to whether these strategic partners devote adequate resources to promoting and selling our products. We may not be able to maintain our channel or strategic partnerships or attract sufficient additional channel or strategic partners who are able to market our products effectively or who are qualified to provide timely and cost-effective customer support and service. Further, we can give no assurance that our relationships with our channel and strategic partners will generate enough revenue to offset the significant resources used to develop these channels.

THE LENGTHY SALES CYCLE FOR OUR PRODUCTS MAKES OUR REVENUES SUSCEPTIBLE TO FLUCTUATIONS

        Our sales cycle is generally long because the expense, complexity, broad functionality and company-wide deployment of our products typically requires executive-level approval for investment in our products. In addition, to successfully sell



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

our products, we frequently must educate our potential customers about the full benefits of our products, which can require significant time. Due to these factors, the sales cycle associated with the purchase of our products is subject to a number of significant risks over which we have little or no control, including:

        - customers' budgetary constraints and internal acceptance review procedures;

        -    the timing of budget cycles;

        - concerns about the introduction of our or our competitors' new products or

        - product enhancements and potential downturns in general economic conditions.

        If our sales cycle lengthens unexpectedly, it could adversely affect the timing of our revenues. Our sales cycle may lengthen as we continue to focus our sales efforts on large corporations.

DIFFICULTIES WE MAY ENCOUNTER MANAGING OUR GROWTH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

        We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative and operational infrastructure. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be materially adversely affected. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS COULD ADVERSELY IMPACT OUR FUTURE PRODUCT SALES

        The market for our products is characterized by continuing technological development, evolving industry standards and changing customer requirements. The introduction of products by our direct competitors or others embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete, unmarketable or less competitive. In particular, an industry-wide adoption of uniform open standards across heterogeneous analytic applications could minimize the importance of the integration functionality of our products and materially adversely affect the competitiveness and market acceptance of our products. Our success depends upon our ability to enhance existing products, to respond to changing customer requirements and to develop and introduce in a timely manner new products that keep pace with technological and competitive developments and emerging industry standards. We have in the past experienced delays in releasing new products and product enhancements and may experience similar delays in the future. As a result, some of our customers have deferred purchasing products until their upgrades were released. Future delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products and purchase those of our competitors instead. Failure to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements will materially and adversely affect our business, results of operations and financial condition.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO GREATER INTELLECTUAL PROPERTY, COLLECTIONS, REGULATORY AND OTHER RISKS

        Our international business is subject to a number of risks, including the following:

        -    greater difficulty in protecting intellectual property;

        -    greater difficulty in staffing and managing foreign operations;

        -    greater risk of uncollectible accounts;

        -    longer collection cycles;

        -    potential unexpected changes in regulatory practices and tariffs;

        -    potential unexpected changes in tax laws;

        -    sales seasonality;

        - the impact of fluctuating exchange rates between the U.S. dollar and foreign currencies in markets where we do business and

        -    general economic and political conditions in these foreign markets.

        It is difficult to predict the extent of the future impact of these conditions. These factors and other factors could have a material adverse effect on our future international revenues and consequently on our business, results of operations and financial condition.

RISK ASSOCIATED WITH GEOGRAPHIC EXPANSION

        A majority of our revenue historically has been derived from clients located in the United States. Our ability to achieve significant future revenue growth will in large part depend on our ability to get new customers in the United States and internationally. Growth and geographic expansion, such as our recent acquisition of Delphi in Switzerland, have resulted in new and increased responsibilities for management personnel and have placed and continue to place a strain on our management and operating and financial systems. We will be required to continue to implement and accommodate the increased complexities of international and multi-currency transactions. Any failure to implement and improve our operating and financial systems or to hire appropriate personnel to manage the operations would have a material adverse effect on our business, financial condition and result of operations.

IF OUR PRODUCTS CONTAIN SIGNIFICANT DEFECTS, THESE DEFECTS COULD CAUSE US TO LOSE REVENUE AND EXPOSE US TO PRODUCT LIABILITY CLAIMS

        The software products we offer are inherently complex and, despite extensive testing and quality control, have in the past and may in the future contain errors or defects, especially when we first introduce them. These defects and errors could cause damage to our reputation, loss of revenue, product returns, order cancellations or lack of market acceptance of our products. Accordingly, these defects and errors could have a material adverse effect on our business, results of operations or financial condition. We have in the past and may in the future need to issue corrective releases of our software products to fix these defects or errors. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future national, federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of the use of our products in enterprise-wide applications. If a claimant successfully brings a product liability claim against us, it could have a material adverse effect on our business, results of operations or financial condition.

OUR INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

        Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. It is possible that our pending patent applications will not be allowed or that competitors will successfully challenge the validity or scope of our allowed patent or any future allowed patents. Our patents alone may not provide us with any significant competitive advantage. Third parties could copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. It is difficult for us to police unauthorized use of our products, and, although we are unable to determine the extent to which piracy of our software products exists, software piracy is a prevalent problem in our industry in general. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. The protection of our proprietary rights may be inadequate and our competitors could independently develop similar technology, duplicate our products or design around any patents or other intellectual property rights we hold. As is common in the software industry, we may from time to time receive notices from third parties claiming infringement by our products of third-party patent and other proprietary rights. Third parties could claim that our current or future products infringe their patent or other proprietary rights. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, financial condition and operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all. Legal action claiming patent infringement could be commenced against us, and we may not prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. Moreover, the cost of defending patent litigation could be substantial, regardless of the outcome. In the event a patent claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business, financial condition and operating results would be materially adversely affected.

CERTAIN EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER INFORMATICA

        Our officers, directors and principal stockholders (i.e., greater than 5% stockholders) will together control approximately 27% of our outstanding common stock as of February 29, 2000. As a result, these stockholders, if they act together, will be able to control the management and affairs of Informatica and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Informatica and might affect the market price of our common stock.

OUR STOCK PRICE MAY FLUCTUATE SUBSTANTIALLY

        The market price for the common stock will be affected by a number of factors, including the following:

        - the announcement of new products or product enhancements by us or our competitors;

        - quarterly variations in our or our competitors' results of operations;

        - changes in earnings estimates or recommendations by securities analysts;

        -    developments in our industry and

        - general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

        In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER

        Our basic corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. These provisions might discourage, delay or prevent a change in the control of Informatica or a change in our management. Our amended and restated certificate of incorporation provides that we will have a classified board of directors, with each class of directors subject to re-election every three years. This classified board has the effect of making it more difficult for third parties to insert their representatives on our board of directors and gain control of Informatica. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of the common stock.

CHANGES IN ACCOUNTING STANDARDS COULD AFFECT THE CALCULATION OF OUR FUTURE OPERATING RESULTS

        In December 1999, the Commission issued Staff Accounting Bulletin No. 101, Revenue in Financial Statements. SAB 101 provides guidance with respect to the recognition, presentation and disclosure of revenue in financial statements of all public registrants. We have not fully assessed the impact of the adoption of SAB 101 and have not determined the effect, if any, that it will have on our reported revenues or results of operations in future periods.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, as well as the Form 10-K and 8-A incorporated by reference into this prospectus, include "Forward-Looking Statements." All statements other than statements of historical fact are "Forward-Looking Statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, Forward-Looking Statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although Informatica believes that the expectations reflected in the Forward-Looking Statements contained herein are reasonable, there can be no assurance that such expectations or any of the Forward-Looking Statements will prove to be correct, and actual results could differ materially from those projected or assumed in the Forward-Looking Statements. Future financial condition and results of operations, as well as any Forward-Looking Statements, are subject to inherent risks and uncertainties, including but not limited to the factors described under "Risk Factors" beginning on page __ and the reasons described elsewhere in this prospectus. All Forward-Looking Statements and reasons why results may differ included in this prospectus are made as of the date hereof, and Informatica assumes no obligation to update any such Forward-Looking Statement or reason why actual results might differ.

                              SELLING STOCKHOLDERS

        The following table provides the names of and the number of shares of Common Stock beneficially owned by each selling stockholder, and the number of shares of Common Stock beneficially owned by each selling stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling stockholder offers and sells all of its or his/her respective shares. Selling stockholders may, however, offer and sell all, or some or none of their shares. Under some circumstances, the respective donees, pledgees and transferees or other successors in interest of the selling stockholders may also sell the shares listed below as being held by the selling stockholders. No selling stockholder beneficially owns one percent or greater of the Company's outstanding Common Stock.


                                        Beneficial                           Beneficial
                                     Ownership Prior                       Ownership After
                                       to Offering                          the Offering
                                     ----------------      Offered        -----------------
                                     Number of Shares  Number of Shares   Number of Shares
                                     ----------------  ----------------   ----------------
Srinivasan Subramanian                 629,412            629,412                    0
James V. Caruso                         61,950             61,950                    0
Jeffrey P. Smith                        24,780             24,780                    0
James E. Cates                          24,780             24,780                    0
M.R. Parthasarathy and Usha
Parthasarathy as trustees of the
Parthasarathy 1997 Trust dated
March 17, 1997                          58,232             58,232                    0
Jeffrey Parkinson                       23,540             23,540                    0
James C. Puthuff                        18,584             18,584                    0
Prasad Vaidyanathan                      6,194              6,194                    0
S. Kalyana Sundaram                      4,956              4,956                    0
Thillagay Naidoo                         2,478              2,478                    0
Bhushan R. Keshavabhotla                 2,478              2,478                    0
Firoz Kanchwala                          2,478              2,478                    0
Deepak Tandon                            2,478              2,478                    0
Pradeep Chowdhury                        2,478              2,478                    0
Vasu R. Devan and Latha Devan as
trustees of the Devan Family
Trust dated January 1996               339,486            339,486                    0
M.R. Ranganathan                         4,956              4,956                    0
Deepak Sarangapani                       4,956              4,956                    0
Sean Kelley                              1,238              1,238                    0
David Lyle                               3,716              3,716                    0
Marvin L Mouchawar                      74,340             74,340                    0
Bennet Indart                              618                618                    0
M.R. Raghavan                            4,956              4,956                    0

                              PLAN OF DISTRIBUTION

        This prospectus relates to the offer and sale from time to time by the holders of up to 1,299,084 shares of Common Stock. These shares were issued in connection with the agreement and plan of merger between Informatica and Influence Software, Inc. This prospectus has been prepared in connection with registering these shares to allow for sales of these shares by the applicable selling stockholders to the public. We have registered the shares for sale pursuant to the terms of the agreement and plan of merger, but registration of these shares does not necessarily mean that any of these shares will be offered and sold by the holders thereof.

        We will not receive any proceeds from this offering. The shares may be sold from time to time to purchasers directly by any of the selling stockholders, or under some circumstances, donees, pledgees, transferees or other successors in interest ("Transferees") thereof. Alternatively, the selling stockholders, or Transferees thereof, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders, or Transferees thereof, and/or the purchasers of the shares for whom they may act as agent. The selling stockholders, or Transferees thereof, and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

        At a time a particular offer of the shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders, or Transferees thereof, and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock offered pursuant to this prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.


   Securities Act Registration Fee....................................    $28,819
   Printing and duplicating fees......................................     10,000
   Legal fees and expenses............................................     15,000
   Accounting fees and expenses.......................................     12,000
   Miscellaneous expenses.............................................      5,000
                                                                          -------
        *Total........................................................    $60,819
                                                                          =======

* None of the expenses listed above will be borne by the selling stockholders.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's Amended and Restated Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

        The Registrant's Amended and Restated Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extend permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its Stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non- monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the securities laws or state or federal environmental laws. The Registrant maintains a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS

2.1 - Agreement and Plan of Merger dated December 15, 1999, by and among Informatica Corporation, a Delaware corporation, I-1 Merger Corp., a Delaware corporation and Influence Software, Inc. (incorporated by reference to Registrant's Form 8-K (Commission File No. 000-25871), which was filed on December 29, 1999.

4.1* - Certificate of Incorporation of Registrant

4.2* - Bylaws of Registrant

5.1  - Opinion of Morrison & Foerster LLP

23.1 - Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2 - Consent of Ernst & Young LLP, Independent Auditors

24.1 - Power of Attorney (included on signature page hereto)

* Incorporated by reference to Exhibits to Amendment No. 1 of the Registrant's Registration Statement on Form S-1/A (Commission File No. 333-72677), which was filed on April 8, 1999.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on July 21, 2000.

                                       INFORMATICA CORPORATION

                                       By: /s/ Gaurav S. Dhillon
                                          ------------------------------------
                                          Gaurav S. Dhillon
                                          Chief Executive Officer, Secretary
                                          and Director

                                POWER OF ATTORNEY

        The undersigned hereby constitutes and appoints Gaurav Dhillon and Diaz
H. Nesamoney as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf the registration statement on Form S-3 in connection with the sale by certain selling stockholders of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:


    Signature                  Title                                          Date
    ---------                  -----                                          ----
/s/ GAURAV S. DHILLON
---------------------------    Chief Executive Officer, Secretary and         July 21, 2000
Gaurav S. Dhillon              Director (Principal Executive Officer)

/s/ DIAZ H. NESAMONEY
---------------------------    President, Chief Operating Officer and         July 24, 2000
Diaz H. Nesamoney              Director

/s/ EARL E. FRY
---------------------------    Senior Vice President and Chief Financial      July 21, 2000
Earl E. Fry                    Officer (Principal Financial and Accounting
                               Officer)
/s/ DAVID W. PIDWELL
---------------------------    Director                                       July 24, 2000
David W. Pidwell

/s/ A. BROOKE SEAWELLS
---------------------------    Director                                       July 21, 2000
A. Brooke Seawells

---------------------------    Director                                       July __, 2000
Vincent R. Worms